Exhibit 10.3

PERFORMANCE UNIT AWARD AGREEMENT

MONTAGE RESOURCES CORPORATION

2019 LONG-TERM INCENTIVE PLAN

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of _____ __, 20__, by MONTAGE RESOURCES CORPORATION, a Delaware corporation (the “Company”), to [Employee name] (“Employee”).

1.Award.  The Company hereby grants Employee an award (this “Award”) of an aggregate of [___________] performance units (each, a “Performance Unit”) in respect of the performance period beginning _____ __, 20__ and ending at midnight on _____ __, 20__ (the “Performance Period”).  This Award is subject to Employee’s acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Agreement and the Montage Resources Corporation 2019 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  The Performance Units granted hereunder are described in the Plan as Restricted Stock Units subject to restrictions that lapse based on the achievement of performance goals pursuant to Section 2.08 of the Plan.

2.Definitions.  Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a)“Cause” means “Cause” as defined in the employment agreement between Employee and the Company, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee: (i) Employee’s willful or continued failure to perform his or her material duties for the Company; (ii) Employee’s conviction of a felony, or his or her guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Employee in conduct that is materially injurious to the Company, financially or otherwise; or (iv) Employee’s breach of any material term of the Company’s material written policies and material procedures, as in effect from time to time.

(b)“Change of Control Period” means the 24-month period beginning on the date on which occurs a Change of Control.

(c)“Disability” means “Disability” as defined in the employment agreement between Employee and the Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties for the

Performance Unit Award Agreement	Page 1 of 10	Date of Grant: [______________]
[Name of Employee]

Company and its subsidiaries by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.  Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests as may be made by the Company from time to time.  Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(d)“Good Reason” means “Good Reason” as defined in the employment agreement between Employee and the Company, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; or (iii) the relocation of Employee’s principal office to an area more than 50 miles from its location immediately prior to such relocation.

(e)“Involuntary Termination” means Employee’s involuntary termination of employment with the Company and its subsidiaries without Cause, or Employee’s voluntary termination of employment with the Company and its subsidiaries for Good Reason.

3.Overview of Performance Units.

(a)Performance Units Generally.  Each Performance Unit represents an unfunded, unsecured right to receive one share of common stock, par value $0.01, of the Company (“Stock”), subject to the terms and conditions of this Agreement; provided, that, based on the relative achievement against the Performance Objective (as defined below), the number of shares of Stock that may be deliverable hereunder in respect of the Performance Units may range from 0% to 150% of the number of Performance Units stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof). Employee’s right to receive Stock in respect of the Performance Units is generally contingent, in whole or in part, upon (i) the achievement of the performance objective outlined in Section 4 hereof (the “Performance Objective”) and (ii) except as provided in Section 6 hereof, Employee’s continued employment with the Company or one of its subsidiaries through the end of the Performance Period.

(b)Dividend Equivalents. If the Company declares and pays an ordinary cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, Employee holds either (i) unvested Performance Units under this Award or (ii) vested Performance Units under this Award which have not been settled in accordance with this Agreement, then a dividend equivalent equal to the per share amount of such dividend shall be credited on each of such Performance Units underlying this Award and outstanding on the record date for such dividend.  Such dividend equivalents credited on Performance Units shall be paid in cash without interest on the settlement date of such Performance Units in accordance with the timing and other provisions described in Sections 5 and 6 hereof. Any such dividend equivalents shall be subject to the same terms and conditions as the Performance Units on which the dividend equivalents were credited. Dividends and distributions payable on Stock other than in cash will be addressed in accordance with Section 10 hereof.

Performance Unit Award Agreement	Page 2 of 10	Date of Grant: [____________]
[Name of Employee]

4.Total Shareholder Return Objective. The Performance Objective applicable to the Performance Units shall be based on Total Shareholder Return over the Performance Period.  Total Shareholder Return shall mean, as to the Company and each of the Peer Companies (as defined below), the annualized rate of return shareholders receive over the Performance Period through stock price changes and the assumed reinvestment of dividends paid over the Performance Period.  Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation.  For purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies over the Performance Period, the change in the price of the Company’s Stock and of the stock of each Peer Company, as the case may be, over the Performance Period shall be based upon the average of the closing stock prices of the Company and such Peer Company on each trading day in the 30-trading day period preceding each of the start (the “Initial Value”) and the end (the “Closing Value”) of the Performance Period; provided, however, that any Peer Company that files for bankruptcy during the Performance Period shall be deemed to have a Total Shareholder Return for the Performance Period equal to the lowest Total Shareholder Return of the remaining non-bankrupt Peer Companies for the Performance Period. The Initial Value of the Stock to be used to determine Total Shareholder Return of the Company over the Performance Period is $9.00 per share. The Initial Value of the stock of each Peer Company to be used to determine Total Shareholder Return of such Peer Company over the Performance Period is set forth opposite such Peer Company’s name on Appendix A hereto. Achievement with respect to the Performance Objective shall be determined based on the Company’s relative ranking with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies, and shall be determined in accordance with the provisions of Appendix A hereto.  A company shall be a “Peer Company” if it (a) is one of the companies listed on Appendix A hereto and (b) has a class of common equity securities traded on a national securities exchange on each date during the period that begins on the first day of the Performance Period and ends on the first to occur of (i) the last day of the Performance Period or (ii) the date immediately preceding the date on which such company files for bankruptcy.  The number of Performance Units, if any, determined to be earned pursuant to the provisions of Appendix A hereto, as modified pursuant to Section 6 hereof, if applicable, is referred to as “Earned Performance Units”.  Notwithstanding anything in this Section 4 to the contrary, if the Company’s Total Shareholder Return for the Performance Period is negative, then the maximum number of Earned Performance Units for the Performance Period shall be the aggregate number of Performance Units awarded in respect of the Performance Period as stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof).

5.Conversion of Performance Units; Delivery of Stock. Unless an earlier date applies pursuant to Section 6 hereof, payment in respect of Earned Performance Units shall be made not later than March 1 of the year following the end of the Performance Period.  Unless otherwise determined by the Committee, all payments in respect of Earned Performance Units shall be made in shares of Stock. Any shares of Stock issued pursuant to this Agreement in settlement of Earned Performance Units shall be in book entry form registered in the name of Employee or his or her beneficiary, as the case may be. Any fractional Earned Performance Units shall be rounded down to the nearest whole share of Stock.

Performance Unit Award Agreement	Page 3 of 10	Date of Grant: [____________]
[Name of Employee]

6.Termination of Employment; Change of Control.

(a)Death or Disability. If Employee’s employment with the Company and its subsidiaries terminates during the Performance Period due to Employee’s death or Disability, Employee shall be deemed to have Earned Performance Units equal to the aggregate number of Performance Units awarded in respect of the Performance Period as stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof).  Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.

(b)Involuntary Termination Outside of Change of Control Period.  If Employee incurs an Involuntary Termination during the Performance Period but outside of a Change of Control Period, Employee shall be deemed to have Earned Performance Units, as of the date of such Involuntary Termination, equal to the product of (i) the aggregate number of Performance Units awarded in respect of the Performance Period as stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof) and (ii) a fraction, (x) the numerator of which is the number of days that have elapsed between (and including) the first day of the Performance Period and the date of such Involuntary Termination, and (y) the denominator of which is the total number of days in the Performance Period.  Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.

(c)Involuntary Termination During Change of Control Period.  If Employee incurs an Involuntary Termination during the Performance Period and within a Change of Control Period, Employee shall be deemed to have Earned Performance Units, as of the date of such Involuntary Termination, equal to the greater of (i) the aggregate number of Performance Units awarded in respect of the Performance Period as stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof) and (ii) the number of Performance Units that Employee would have earned for the Performance Period in accordance with Section 4 hereof assuming that (x) the Performance Period ended on the date of such Involuntary Termination and (y) the determination of whether, and to what extent, the Performance Objective with respect to the Performance Period is achieved, is based on actual performance against the stated performance criteria through the date of such Involuntary Termination.  Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than thirty (30) days following the date such termination of employment occurs.

(d)Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if Employee’s employment with the Company and its subsidiaries terminates before the end of the Performance Period for any reason other than those listed in Section 6(a), 6(b) or 6(c) hereof, all of Employee’s Performance Units shall terminate and automatically be canceled upon such termination of employment.

(e)Change of Control.  Upon a Change of Control that involves a merger, reclassification, reorganization or other similar transaction in which the surviving entity, the

Performance Unit Award Agreement	Page 4 of 10	Date of Grant: [____________]
[Name of Employee]

Company’s successor or the direct or indirect parent of the surviving entity or the Company’s successor, fails to assume this Award or substitute this Award with a substantially equivalent award, as determined by the Compensation Committee as constituted immediately prior to such Change of Control, Employee shall be deemed to have Earned Performance Units, as of the date of such Change of Control, equal to the greater of (i) the aggregate number of Performance Units awarded in respect of the Performance Period as stated in Section 1 hereof (as such number may be adjusted in accordance with Section 10 hereof) and (ii) the number of Performance Units that Employee would have earned for the Performance Period in accordance with Section 4 hereof assuming that (x) the Performance Period ended on the date of such Change of Control and (y) the determination of whether, and to what extent, the Performance Objective with respect to the Performance Period is achieved, is based on actual performance against the stated performance criteria through the date of such Change of Control.  Such Earned Performance Units shall be settled immediately prior to such Change of Control.

7.Blackout Periods.  Employee acknowledges that, to the extent the event triggering settlement of any earned and vested Performance Units occurs during a “blackout” period wherein certain employees, including Employee, are precluded from selling shares of Stock, the Chief Executive Officer of the Company or his or her designee retains the right, in his or her sole discretion, to defer the issuance of the shares of Stock in settlement of such Performance Units; provided, however, that the Chief Executive Officer (or his or her designee) will not exercise this right to defer issuance if such shares of Stock are specifically covered by a Rule 10b5-1 trading plan of Employee that causes such shares of Stock to be exempt from any applicable blackout period then in effect.  In the event the issuance of any shares of Stock is deferred hereunder due to the existence of a blackout period, such shares of Stock will be issued to Employee on or before the date that is ninety (90) days following the date on which the shares of Stock were originally scheduled to be issued, but in no event later than (i) the fifth (5th) business day following the termination of such blackout period or (ii) December 31 of the year in which the underlying Performance Units became earned and vested.

8.Non-transferability of Award. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of his or her Earned Performance Units will be issued to Employee’s beneficiary, at the time specified in Section 5 hereof or, if applicable, Section 6 hereof, in accordance with, and subject to, the terms and conditions hereof and of the Plan.

9.Beneficiary Designation.  Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder in respect of Employee’s Earned Performance Units following Employee’s death at the time specified in Section 5 hereof or, if applicable, Section 6 hereof.  Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company during Employee’s lifetime.  In the absence of any such effective designation, shares of Stock issuable under this Agreement in connection with Employee’s death shall be issued to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

Performance Unit Award Agreement	Page 5 of 10	Date of Grant: [____________]
[Name of Employee]

10.Adjustments in Respect of Performance Units. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value and Closing Value of the corresponding stock and, if any such event occurs with respect to the Company, in the number of Performance Units subject to this Agreement. The Committee’s determinations with respect to any such adjustments shall be conclusive. Except to the extent the context otherwise requires, references herein or in Appendix A hereto to the Performance Units shall be deemed to mean such Performance Units as adjusted pursuant to the provisions of this Section 10.

11.Effect of Settlement. Upon conversion into shares of Stock pursuant to Section 5 hereof, all of Employee’s Performance Units subject to this Award shall be cancelled and terminated.  If Employee is still employed at the end of the Performance Period, and none of Employee’s Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to this Award shall be cancelled and terminated.

12.Recoupment.  Notwithstanding any other provision herein, this Award and any shares of Stock that may be issued, delivered or paid in respect of this Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time.  In addition, the Company may require Employee to deliver or otherwise repay to the Company this Award and any shares of Stock delivered or paid in respect of this Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, if the Company reasonably determines that during Employee’s employment with the Company or a subsidiary, or at any time thereafter, Employee (a) has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use, of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries; or (b) has materially breached any agreement to which Employee is a party with the Company or any of its subsidiaries, including, but not limited to, any non-competition or non-solicitation agreement.

13.Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.Responsibility for Taxes.

(a)Employee Acknowledgements. Employee hereby acknowledges that, regardless of any action taken by the Company or, if different, Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax-Related Items”) is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.

Performance Unit Award Agreement	Page 6 of 10	Date of Grant: [____________]
[Name of Employee]

Employee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant of the Performance Units, the vesting and settlement of the Performance Units, the delivery or sale of any shares of Stock and the receipt of any dividends equivalents, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result.

(b)Withholding.

(i)Prior to the relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (A) withholding from Employee’s wages or other cash compensation paid to Employee by the Company and/or Employer; (B) causing Employee to tender a cash payment; (C) withholding from the proceeds of the sale of shares of Stock acquired on settlement of the Performance Units and sold either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization without Employee’s further consent); or (D) withholding a number of shares of Stock from the shares of Stock issued or otherwise issuable to Employee in connection with this Award.

(ii)Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Stock, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

15.Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any subsidiary of the Company, or interfere in any way with the rights of the Company or any subsidiary of the Company to terminate Employee’s employment at any time.

16.No Liability for Good Faith Determinations. Neither the Company, the Committee nor members of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

17.No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

18.Company Records. Records of the Company or its subsidiaries regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of

Performance Unit Award Agreement	Page 7 of 10	Date of Grant: [____________]
[Name of Employee]

absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

19.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20.Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he or she had previously specified for receiving notices.

The Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:  Montage Resources Corporation

Attn: General Counsel

122 W. John Carpenter Freeway, Suite 300

Irving, Texas 75039

Employee:  At Employee’s current address as shown in the Company’s records.

21.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22.Successor. This Agreement shall be binding upon Employee and Employee’s legal representatives, heirs, legatees and distributees and upon the Company, its successors and assigns.

23.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

25.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof,

Performance Unit Award Agreement	Page 8 of 10	Date of Grant: [____________]
[Name of Employee]

be in full satisfaction of all claims of such persons hereunder.  The Company may require Employee or Employee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26.Amendment. This Agreement may be amended at any time unilaterally by the Company; provided, however, that, notwithstanding anything in the Plan to the contrary, no amendment of this Agreement may adversely affect Employee’s rights under this Agreement without the prior written consent of Employee, except to the extent the Company believes in good faith that an amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A of the Code.

27.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28.Construction. It is intended that the terms of this Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

29.Agreement Regarding Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Performance Units except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144 promulgated thereunder).

30.No Shareholder Rights. The Performance Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights as a shareholder of the Company until such time as Employee receives shares of Stock pursuant to this Agreement.  Employee’s rights with respect to the Performance Units shall remain forfeitable in accordance with this Agreement at all times prior to the date on which Employee’s rights become earned in accordance with this Agreement.

31.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Performance Units and on any shares of Stock acquired under the Plan, to the extent the Company determines in good faith it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

32.Electronic Delivery and Acknowledgement.  By Employee’s acceptance of this Award, Employee is acknowledging that he or she has received and read, understands and accepts all the terms, conditions and restrictions of this Agreement and the Plan. The Company may, in its sole discretion, deliver any documents related to this Award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide

Performance Unit Award Agreement	Page 9 of 10	Date of Grant: [____________]
[Name of Employee]

other administrative services related to this Award and the Plan. By Employee’s acceptance of this Award, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

Performance Unit Award Agreement	Page 10 of 10	Date of Grant: [____________]
[Name of Employee]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

MONTAGE RESOURCES CORPORATION: By Name Title
EMPLOYEE: [Employee Name]

{Signature Page to Performance Unit Award Agreement}

Appendix A

Peer Companies and Determination of Performance Units Earned

Peer Companies:

Name	Initial Value

(a)

If the Company’s Total Shareholder Return for the Performance Period ranks at or above the 75th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies for the Performance Period (Maximum Performance), the number of earned Performance Units for the Performance Period shall equal 150% of the Performance Units awarded in respect of the Performance Period (as such number of awarded units may be adjusted in accordance with Section 10 of the Agreement).

(b)

If the Company’s Total Shareholder Return for the Performance Period ranks at the 25th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies for the Performance Period (Threshold Performance), the number of earned Performance Units for the Performance Period shall equal 50% of the Performance Units awarded in respect of the Performance Period (as such number of awarded units may be adjusted in accordance with Section 10 of the Agreement).

(c)

If the Company’s Total Shareholder Return for the Performance Period, as compared to the Total Shareholder Return of the qualifying Peer Companies for the Performance Period, ranks above Threshold Performance but below Maximum Performance for the Performance Period, the number of earned Performance Units for the Performance Period shall be determined by linear interpolation between such Threshold Performance level and Maximum Performance level, rounded down to the nearest whole number of earned Performance Units.

(d)

If the Company’s Total Shareholder Return for the Performance Period ranks below the 25th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies for the Performance Period, the number of earned Performance Units for the Performance Period shall equal 0% of the Performance Units awarded in respect of the Performance Period (as such number of awarded units may be adjusted in accordance with Section 10 of the Agreement).

{Appendix A to Performance Unit Award Agreement}